EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 10/27/25 to 12/16/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/23/2025	Buy	506	18.64
11/17/2025	Buy	13,451	18.94
11/18/2025	Buy	47,273	19.15
11/21/2025	Buy	200	18.76
11/25/2025	Buy	1,869	19.10
12/1/2025	Buy	10,902	19.45
12/2/2025	Buy	299	19.44
12/4/2025	Buy	698	19.58
12/5/2025	Buy	15,492	19.59
12/8/2025	Buy	2,403	19.63
12/9/2025	Buy	628	19.74
12/10/2025	Buy	1,000	19.70
12/11/2025	Buy	6,008	20.20
12/12/2025	Buy	9,400	19.91
12/15/2025	Buy	28,475	20.22
12/16/2025	Buy	16,228	19.95